Exhibit 99.1

Contacts:

Investors Joshua A. Grass BioMarin Pharmaceutical Inc. (415) 506-6777	Media Susan Ferris BioMarin Pharmaceutical Inc. (415) 506-6701

For Immediate Release:

BioMarin Announces Third Quarter 2005 Financial Results

Financial Guidance for 2005 Improved

Conference Call and Webcast to Be Held Wednesday, November 2 at Noon ET (18:00 CET)

Novato, Calif, November 1, 2005 – BioMarin Pharmaceutical Inc. (Nasdaq and SWX: BMRN) today announced results for its third quarter ended September 30, 2005. The net loss was $15.5 million ($0.21 per share) for the third quarter of 2005 compared to $29.5 million ($0.46 per share) for the third quarter of 2004. The net loss was $59.3 million ($0.88 per share) for the nine months ended September 30, 2005, compared to $105.0 million ($1.63 per share) for the nine months ended September 30, 2004.

“We are pleased with the continued sales and profitability growth of Aldurazyme through the BioMarin/Genzyme LLC joint venture and with the progress we have made recently in getting MPS VI patients onto commercial therapy with Naglazyme,” stated Jean-Jacques Bienaimé, Chief Executive Officer of BioMarin. “We have improved our financial guidance for 2005 and remain committed to managing our resources judiciously as we continue to advance our product pipeline.” Mr. Bienaimé continued, “Enrollment in the Phase 3 trial of Phenoptin for PKU is going well and we remain on track to announce data from the double-blind portion of the trial in late March of 2006.”

Net sales of Aldurazyme® (laronidase), an enzyme replacement therapy for mucopolysaccharidosis I, (MPS I) by BioMarin/Genzyme LLC increased 95 percent to $20.1 million for the third quarter of 2005, compared to $10.3 million in the third quarter of 2004. Net sales for the nine months ended September 30, 2005 were $55.2 million compared to $27.0 million for the same period in 2004, representing an increase of 104 percent. BioMarin’s share of the profit from BioMarin/Genzyme LLC was $3.4 million for the third quarter of 2005, compared to a loss of $0.5 million for the third quarter of 2004. BioMarin’s share of the profit from BioMarin/Genzyme LLC for the nine months ended September 30, 2005, was $8.8 million, compared to a loss of $4.0 million for the nine months ended September 30, 2004.

Net sales of Naglazyme™ (galsulfase), an enzyme replacement therapy for mucopolysaccharidosis VI (MPS VI), were $2.3 million for the third quarter of 2005, and $2.4 million for the nine months ended September 30, 2005. Naglazyme was approved by the U.S. Food and Drug Administration (FDA) on May 31, 2005 and launched by BioMarin’s U.S.-based sales force on June 20, 2005. The FDA has designated Naglazyme an orphan drug, which grants it seven years of market exclusivity in the United States. In mid-September 2005, the scientific committee of the European Medicines Agency (EMEA) issued a positive opinion on the Marketing Authorization Application (MAA) for Naglazyme. BioMarin plans to commercialize Naglazyme in the European Union on its own with a small and efficient E.U.-based sales force, pending final approval by the European Commission.

Net sales of Orapred® (prednisolone sodium phosphate oral solution), including the branded and authorized generic products, of $0.2 million for the third quarter of 2005 were flat compared to net sales in the same period of 2004. Orapred net sales recorded by BioMarin for the nine months ended September 30, 2005 were $6.5 million compared to $4.7 million for the same period in 2004. BioMarin began recording sales of Orapred in May 2004 at the time the product was acquired.

As of September 30, 2005, BioMarin had cash, cash equivalents, short-term investments and cash balances related to long-term debt of approximately $83.9 million.

Financial Guidance

2005 Projected Net Product Sales

BioMarin has revised its 2005 product revenue guidance for the fiscal year ending December 31, 2005:

•	Aldurazyme for MPS I: A range of $74 million to $77 million (increased from a range of $70 million to $75 million)

•	Naglazyme for MPS VI: A range of $4 million to $6 million (unchanged)

•	Orapred for inflammatory conditions: A range of $7 million to $8 million (decreased from a range of $8 million to $10 million)

2005 Projected Net Loss and End of Year Cash Balance

BioMarin has revised its 2005 financial guidance for projected net loss and end of year cash balance for the fiscal year ending December 31, 2005:

•	GAAP net loss: A range of $73 million to $78 million, which includes $6.7 million of Orapred deal-related expenses (decreased from a range of $75 million to $80 million)

•	End of year cash balance: A range of $59 million to $64 million in cash, cash equivalents, short-term investments and cash balances related to long-term debt (increased from a range of $55 million to $60 million)

Recent Events and Third Quarter 2005 Highlights

•	On September 15, BioMarin announced that it had received a positive opinion from the EMEA on the MAA for Naglazyme for MPS VI.

•	On August 22, Brazilian regulatory authorities approved Aldurazyme for the treatment of MPS I.

•	On October 19, BioMarin announced that the FDA had accepted for filing the New Drug Application for Orapred ODT™ (prednisolone sodium phosphate orally disintegrating tablets) for the treatment of inflammatory conditions. The company expects to receive a response from the FDA by mid-2006.

•	On August 23, BioMarin announced the promotion of Jeffrey Cooper to the position of Chief Financial Officer. Mr. Cooper succeeds Louis Drapeau who retired at the end of October 2005.

Upcoming Company Events

On Tuesday, December 6, 2005, BioMarin will host a ‘Research and Development Day’ to discuss the company’s products and product pipeline. The event, which will be held at the Four Seasons Hotel located in New York City, New York, will take place from 7:30 a.m. to 10:30 a.m. ET. Interested parties can access a live audio web cast of the event via the investor section of the BioMarin website, www.BMRN.com.

Upcoming Company Milestones

BioMarin expects to continue to advance its product and clinical-stage product portfolio in the coming months. The following is a list of the company’s projected near-term milestones:

•	Announce the outcome of the European Commission’s review of the MAA for Naglazyme (first quarter of 2006)

•	Announce data from the Phase 3 clinical trial of Phenoptin™ (sapropterin dihydrochloride) for the treatment of PKU (late March of 2006)

BioMarin will host a conference call and webcast to discuss third quarter financial results Wednesday, November 2, at Noon ET (18:00 CET). This event can be accessed on the investor section of the BioMarin website at www.BMRN.com.

Date: November 2, 2005

Time: Noon ET (18:00 CET)

U.S. & Canada Toll-free Dial in #: 866.700.0133

International Dial in #: 617.213.8831

Participant Code: 78103268

Replay Toll-free Dial in #: 888.286.8010

Replay International Dial in #: 617.801.6888

Replay Code: 32265695

About BioMarin

BioMarin develops and commercializes innovative biopharmaceuticals for serious diseases and medical conditions. The company’s product portfolio is comprised of three approved products and multiple clinical and preclinical product candidates. Approved products include Naglazyme™ (galsulfase) for mucopolysaccharidosis VI (MPS VI), a product wholly developed and commercialized by BioMarin, Aldurazyme® (laronidase) for mucopolysaccharidosis I (MPS I), and Orapred® (prednisolone sodium phosphate oral solution) for inflammatory conditions. Investigational product candidates include Phenoptin™ (sapropterin dihydrochloride), a Phase 3 product candidate for the treatment of phenylketonuria (PKU). For additional information, please visit www.BMRN.com.

Information on BioMarin’s website, www.BMRN.com, is not incorporated by reference into this press release.

Forward-Looking Statement

This press release contains forward-looking statements about the business prospects of BioMarin Pharmaceutical Inc., including, without limitation, statements about: the sales expectations of BioMarin’s products Naglazyme and Orapred (including its branded and authorized generic products) and BioMarin/Genzyme LLC’s product Aldurazyme; the financial performance of the BioMarin as a whole; the timing of BioMarin’s clinical trials of Phenoptin; the continued clinical development and commercialization of Aldurazyme, Naglazyme, Orapred, and Phenoptin; and actions by regulatory authorities, including actions related to Naglazyme, Orapred and Phenoptin. These forward-looking statements are predictions and involve risks and uncertainties such that actual results may differ materially from these statements. These risks and uncertainties include, among others: our success in continuing commercialization of Naglazyme and Orapred; our joint venture partner’s success in continuing the commercialization of Aldurazyme; results and timing of current and planned preclinical studies and clinical trials, including the Phase 3 clinical trial of Phenoptin; the content and timing of decisions by the U.S. Food and Drug Administration, the European Commission and other regulatory authorities concerning each of the described products and product candidates; the market for each of these products and particularly Aldurazyme, Naglazyme and Orapred; actual sales of Aldurazyme, Naglazyme and Orapred; and those factors detailed in BioMarin’s filings with the Securities and Exchange Commission, including, without limitation, the factors contained under the caption “Factors That May Affect Future Results” in BioMarin’s 2004 Annual Report on Form 10-K, as amended, and the factors contained in BioMarin’s reports on Form 10-Q and Form 8-K. Stockholders are urged not to place undue reliance on forward-looking statements, which speak only as of the date hereof. BioMarin is under no obligation, and expressly disclaims any obligation to update or alter any forward-looking statement, whether as a result of new information, future events or otherwise.

Aldurazyme® is a registered trademark of BioMarin/Genzyme LLC.

Orapred® is a registered trademark of Medicis Pediatrics, Inc. and is used under license.

NET PRODUCT SALES OF BIOMARIN AND BIOMARIN/GENZYME LLC

For the Three and Nine Months Ended September 30, 2004 and 2005

(in millions, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2005	2004	2005
Aldurazyme (as reported by Bio/Marin/Genzyme LLC) (1)	$10.3	$20.1	$27.0	$55.2
Orapred	0.2	0.2	4.7	6.5
Naglazyme	—	2.3	—	2.4

(1)	The company recognizes its 50% share of the net income/loss of BioMarin/Genzyme LLC as Equity in the loss/(income) of BioMarin/Genzyme LLC in the company’s consolidated statements of operations.

BIOMARIN PHARMACEUTICAL INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Three and Nine Months Ended September 30, 2004 and 2005

(In thousands, except for per share data, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2005	2004	2005
Revenues:
Net product sales	$181	$2,456	$4,744	$8,881
Collaborative agreement revenues	—	5,123	—	7,313

Total revenues	181	7,579	4,744	16,194

Operating expenses:
Cost of sales (excludes amortization of developed product technology)	35	164	648	1,301
Research and development	11,806	13,894	37,670	43,708
Selling, general and administrative	12,761	9,797	24,304	30,480
Amortization of acquired intangible assets	1,694	286	2,513	858
Acquired in-process research and development	—	—	35,444	—

Total operating expenses	26,296	24,141	100,579	76,347
Equity in the loss/(income) of BioMarin/Genzyme LLC	507	(3,388)	3,965	(8,766)

Loss from operations	(26,622)	(13,174)	(99,800)	(51,387)
Interest income	573	561	1,997	1,177
Interest expense	(3,429)	(2,863)	(7,218)	(9,064)

Net loss	$(29,478)	$(15,476)	$(105,021)	$(59,274)

Net loss per share, basic and diluted	$(0.46)	$(0.21)	$(1.63)	$(0.88)

Weighted average common shares outstanding, basic and diluted	64,384	71,996	64,316	67,047

BIOMARIN PHARMACEUTICAL INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except for share and per share data)

	December 31, 2004 (1)	September 30, 2005
		(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$13,081	$56,213
Short-term investments	35,734	9,700
Restricted cash	25,180	—
Accounts receivable, net	4,047	5,328
Advances to BioMarin/Genzyme LLC	2,160	852
Inventory	2,316	7,720
Other current assets	2,641	2,375

Total current assets	85,159	82,188
Cash balances related to long-term debt	16,406	18,014
Investment in BioMarin/Genzyme LLC	23,129	30,411
Property and equipment, net	42,501	37,799
Acquired intangible assets, net	16,451	15,592
Goodwill	45,053	21,262
Other assets	4,267	3,576

Total assets	$232,966	$208,842

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable and accrued liabilities	$27,249	$22,936
Current portion of acquisition obligation, net of discount	39,122	7,812
Current portion of equipment and facility loans	3,683	3,884
Current portion of deferred revenue	—	9,592

Total current liabilities	70,054	44,224
Convertible debt	125,000	125,000
Long-term portion of acquisition obligation, net of discount	86,632	71,433
Equipment and facility loan, net of current portion	16,406	18,014
Deferred revenue, net of current portion	—	12,500
Other long-term liabilities	2,852	3,050

Total liabilities	300,944	274,221

Stockholders’ deficit:
Common stock, $0.001 par value: 150,000,000 shares authorized; 64,501,159 and 73,860,139 shares issued and outstanding at December 31, 2004 and September 30, 2005, respectively	65	74
Additional paid-in capital	421,141	482,658
Accumulated other comprehensive loss	(363)	(16)
Accumulated deficit	(488,821)	(548,095)

Total stockholders’ deficit	(67,978)	(65,379)

Total liabilities and stockholders’ deficit	$232,966	$208,842

(1)	December 31, 2004 balances were derived from the audited consolidated financial statements.

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